EXHIBIT 99.1

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
(214) 630-8090
(800) 569-9200
ir@ffex.net

Frozen Food Express Industries, Inc.
Announces Fourth Quarter, Year-End Results

Dallas, Texas, March 6, 2007--Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three- and twelve-month periods ended December 31, 2006.

Fourth Quarter Recap
For the quarter ended December 31, 2006, freight revenue was $112.4 million, as compared to $139.8 million during the same quarter of 2005. Of the decline in freight revenue, 16% resulted from lower fuel surcharges and 25% was due to the absence during 2006 of revenue related to hurricane-relief efforts that was present during the fourth quarter of 2005. During the fourth quarter of 2006, freight revenue was also negatively impacted by industry-wide excess capacity relative to customer demand for freight services as compared to the same quarter of 2005.

Net income for the fourth quarter of 2006 was $4.3 million, down from $6.4 million for the fourth quarter of 2005. Fourth quarter 2006 net income per diluted share of common stock was $.24 as compared to $.34 for the fourth quarter of 2005. As previously reported, in December of 2006 the company completed the sale of the remaining half of one of its life insurance investments, resulting in a non-taxable gain of $5.1 million.

During the fourth quarter of 2006, the company incurred a $690 thousand loss from its freight operations versus income from freight operations of $9.4 million in the fourth quarter of 2005, which was the best quarter in the company’s 60 plus year history, due in large part to approximately $7.0 million in revenue associated with transportation services and trailer rentals for disaster relief activities in the wakes of Hurricanes Katrina and Rita.

Fourth quarter 2006 operating results were negatively impacted by severance pay related to the company’s ongoing headcount reduction efforts, as well as lower equipment utilization rates. Like many trucking companies, during the latter half of 2006, FFEX accelerated its acquisition of newly-manufactured semi-tractors in order to avoid uncertainties and incremental costs associated with trucks placed into service after 2006.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “We knew the fourth quarter was going to be slow and our revenue results certainly reflected that. The pre-buy of tractors during the latter half of 2006, together with most companies having their trucks fully seated with drivers, resulted in too many trucks chasing the reduced amount of available freight. Utilization and asset productivity rates were down in all major categories.

“Most industry analysts predict that for the first part of 2007 the excess freight capacity will continue to challenge trucking companies. Our preliminary first quarter 2007 revenue and asset utilization forecasts across all of our service lines reflect those challenges. We are cautiously optimistic, however, that as shippers’ inventory levels bottom out later in 2007, also as predicted, the excess capacity currently plaguing our industry will become more in balance with increased freight demand levels. Beyond the first part of 2007, this should help our overall asset utilization and equipment productivity, resulting in improving margins during the latter half of 2007.

“That being said, we are confident that we are making progress in our long-term strategies to cut our overhead, improve non-driver employee productivity and to continue to optimize our freight network to improve efficiency and utilization of our core, revenue-producing assets.”

12-Month Recap
For the 12 months ended December 31, 2006, freight revenue was $483.7 million, as compared to $514.0 million during the twelve-month period of 2005. Freight revenue during 2006 included fuel surcharge revenue of $75.1 million, compared to $63.5 million during 2005.

Income from freight operations for the year ended December 31, 2006 decreased to $11.6 million from $29.7 million for 2005. Contributing factors other than the loss of revenue to the decline in operating income during 2006 as compared to the same period of 2005 were costs associated with hiring and retaining qualified drivers in a tight labor market and lower gains on the sale of equipment.

Net income for the year ended December 31, 2006 was $11.2 million as compared to $20.4 million during 2005. Diluted net income per share of common stock for 2006 was $.61 as compared to $1.09 during 2005.

 Mr. Stubbs commented, “As the market slowed, we continued to experience pricing pressure from customers of our truckload operation. We are working to position our company so that we can support an expense base that enables us to offer attractive pricing while improving margins. Our main focus is on the bottom line. We must continue to work towards improved profitability, even if we have to walk away from less rewarding revenue in the short-term. And we should come out of the other side of this capacity bubble with a company that is better able to compete and prosper in any operating environment.”

Key Performance Indicators - Fourth Quarter 2006
Mr. Stubbs added, “We experienced an overall decline in fourth quarter 2006 freight volumes, asset productivity and pricing for our services, as compared to the same period last year, due in large part to the efforts associated with disaster relief activity during 2005. For example, we received extra compensation for capacity relocation last year during the fourth quarter as we moved trucks and trailers beyond our preferred freight geographical footprint and placed them in staging areas where relief efforts were required. Fourth quarter 2006 truckload shipments were down 6.4% and revenue per loaded mile was down 3.3% to $1.48 from $1.53 during the fourth quarter of 2005. Lower pricing and freight volumes contributed to the decline in truckload freight revenue (excluding fuel adjustments) of 20.4% to $60.0 million from $75.4 million during the same period of 2005.

“For our less-than-truckload (“LTL”) services, we saw similar results in freight volumes. Tonnage and total shipments were down 8.9% and 3.6%, respectively, as compared to the fourth quarter of 2005. Revenue per hundredweight, however, increased by about 1% and we believe that we will be able to continue to hold the line on pricing for our LTL services. LTL revenue (excluding fuel adjustments) was down 8.1% to $32.7 million from $35.6 million between the 2005 and 2006 three-month periods.

“Asset productivity for our combined fleet services, measured by revenue per truck per week, declined during the fourth quarter of 2006 to $3,252 from $3,696 as compared to the fourth quarter of 2005. With industry capacity plentiful and demand soft during the fourth quarter, we experienced lower utilization than we would like to see but not too unusual for a typical fourth quarter. As we have said for quite some time, the fourth quarter of 2005 was by far our best-ever quarter due to a number of factors.”

Mr. Stubbs concluded, “We have used this slow period to begin to drive much of the change through our organization. We need to become a stronger organization long-term. We made some tough decisions in the fourth quarter that we believe will begin paying off in the not-too-distant future.”

Conference Call and Webcast
FFEX will hold a conference call on Wednesday, March 7, 2007 at 10:00 a.m. Eastern Time (9:00 a.m. Central Standard Time) to discuss the three-month and twelve-month 2006 operating results. Individuals wishing to participate in the conference call may do so by dialing (866) 356-3377 for domestic calls, (617) 597-5392 for international calls and entering the passcode 75613783 prior to the beginning of the call. There will also be a live webcast of the conference call that can be accessed by clicking on the webcast icon at http://www.ffex.net. A replay of the webcast will be available on the company's website within two hours after conclusion of the call or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls after 12:00 p.m. Eastern Time (11:00 a.m. Central Standard Time) for 30 days following the live webcast. The passcode for the replay will be 95583269.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Twelve Months
	2006	2005	2006	2005
Revenue
Freight revenue	$112,436	$139,759	$483,721	$514,017
Non-freight revenue	1,086	2,120	9,652	10,110
	113,522	141,879	493,373	524,127
Costs and expenses
Salaries, wages and related expenses	32,866	36,393	130,554	133,545
Purchased transportation	26,543	31,786	114,777	125,147
Fuel	19,789	22,480	87,757	81,151
Supplies and expenses	14,508	14,956	59,244	63,023
Revenue equipment rent	7,398	8,035	30,551	29,338
Depreciation	5,281	5,019	20,606	21,857
Communications and utilities	1,115	1,272	4,291	4,285
Claims and insurance	4,639	9,029	18,279	19,910
Operating taxes and licenses	1,130	1,272	4,513	4,692
Gains on sale of equipment	(770)	(1,167)	(3,379)	(4,740)
Miscellaneous operating expenses	627	1,300	4,969	6,144
	113,126	130,375	472,162	484,352
Non-freight costs and operating expenses	1,112	2,411	9,818	10,161
	114,238	132,786	481,980	494,513
(Loss) Income from operations	(716)	9,093	11,393	29,614

Interest and other expense (income)
Interest expense	211	1	470	278
Interest income	(174)	(135)	(566)	(329)
Equity in earnings of limited partnership	(637)	(247)	(1,115)	(686)
Life insurance and other	(5,119)	(562)	(5,090)	(3,022)
	(5,719)	(943)	(6,301)	(3,759)
Income before income tax	5,003	10,036	17,694	33,373
Income tax provision	687	3,681	6,468	12,936
Net income	$4,316	$6,355	$11,226	$20,437

Net income per share of common stock
Basic	$0.25	$0.36	$0.63	$1.15
Diluted	$0.24	$0.34	$0.61	$1.09

Weighted average shares outstanding
Basic	17,504	17,770	17,853	17,802
Diluted	17,941	18,648	18,517	18,739

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Twelve Months Ended December 31, (Unaudited)
	Three Months		Twelve Months
Freight revenue from [a]:	2006	2005	2006	2005
Full-truckload linehaul services	$55.4	$62.6	$237.5	$263.2
Dedicated Fleets	4.6	12.8	21.1	31.5
Total full-truckload	60.0	75.4	258.6	294.7
Less-than-truckload (“LTL”) services	32.7	35.6	129.8	131.2
Fuel surcharges	15.7	20.0	75.1	63.5
Freight brokerage	2.8	4.0	12.5	15.6
Equipment rental	1.2	4.8	7.7	9.0
Total freight revenue	112.4	139.8	483.7	514.0
Freight operating expenses	113.1	130.4	472.2	484.4
Income from freight operations	$(0.7)	$9.4	$11.6	$29.7
Freight operating ratio [b]	100.6%	93.3%	97.6%	94.2%

Total full-truckload revenue	$60.0	$75.4	$258.6	$294.7
LTL revenue	32.7	35.6	129.8	131.2
Total linehaul and dedicated fleet revenue	$92.7	$111.0	$388.4	$425.9
Weekly average trucks in service	2,169	2,285	2,222	2,282
Revenue per truck per week [c]	$3,252	$3,696	$3,352	$3,579
Statistical and revenue data [d]:
Full-truckload total linehaul miles [e]	41.5	45.7	177.6	192.9
Full-truckload loaded miles [e]	37.4	41.0	160.6	173.3
Full-truckload empty mile ratio [f]	9.9%	10.3%	9.6%	10.2%
Full-truckload linehaul revenue per total mile	$1.33	$1.37	$1.34	$1.36
Full-truckload linehaul revenue per loaded mile	$1.48	$1.53	$1.48	$1.52
Full-truckload linehaul shipments [g]	39.4	42.1	168.3	181.6
Full-truckload loaded miles per shipment	949	974	954	954
LTL hundredweight [g]	2,094	2,298	8,410	8,800
LTL linehaul revenue per hundredweight	$15.62	$15.49	$15.43	$14.91

Tractors in service as of December 31	2,187	2,266	2,187	2,266
Trailers in service as of December 31	3,919	4,293	3,919	4,293
Non-driver employees as of December 31	997	1,024	997	1,024

Notes:
a)	Revenue amounts are stated in millions of dollars. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Freight operating expenses divided by total freight revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the third quarters of 2006 and 2005 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.

Other selected, unaudited, financial information for the three and twelve months ended December 31, 2006 and 2005 is as follows:
	Three Months		Twelve Months
	2006	2005	2006	2005
Depreciation and amortization expense	$6,362	$6,372	$25,702	$26,979
Expenditures for property, plant and equipment	8,647	13,433	39,667	41,974
Proceeds from sale of property, plant and equipment	1,183	1,516	14,462	15,470

Selected, unaudited, financial information as of December 31, 2006 and 2005 is as follows:
	2006	2005
Cash	$9,589	$10,957
Long term debt	4,900	-